                                                               EX-3.(i)(a)

                            ARTICLES OF ORGANIZATION

                                       OF

                            BRILL MEDIA COMPANY, LLC

      The undersigned sets forth the following as the Articles of Organization of BRILL MEDIA COMPANY, LLC, a Virginia limited liability company (the "Company"):

      1. NAME. The name of the Company shall be "Brill Media Company, LLC".

      2. REGISTERED AGENT AND ADDRESS. The initial registered office of the Company is 100 Shockoe Slip, 3rd Floor, Richmond, Virginia 23219 located in the City of Richmond, Virginia, and the name of the initial registered agent of the Company at the foregoing address is Charles W. Laughlin, an individual who is a resident of the Commonwealth of Virginia and a member of the Virginia State Bar.

      3. PRINCIPAL OFFICE. The principal office of the Company is 420 N.W. Fifth Street, Suite 3-B, Evansville, Indiana 47708, located in the City of Evansville, Indiana.

      4. DURATION. Unless sooner terminated by operation of law or otherwise, the Company shall have a term of fifty (50) years from the date of its organization.

      Witness the following signature of the undersigned member of the Company who is the person forming the Company.


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                                           Organizer